Exhibit 10.1

Credit Agreement

This Credit Agreement (“Agreement”) dated as of September 22, 2015 is between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Bank”), whose address is 1301 2nd Ave, Seattle, WA 98101, and BSQUARE CORPORATION (individually, the “Borrower” and if more than one, collectively, the “Borrowers”), whose address is 110 110th Ave NE, Bellevue, WA 98004.

1.	Credit Facilities.

1.1

Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement, governs the Credit Facilities as defined below. Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this Agreement or the other Credit Facility Related Documents regarding the Credit Facilities.

1.2

Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $12,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this Agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

Letter of Credit Sub-Limit. At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to issue letters of credit (all letters of credit issued for the account of the Borrower which are outstanding on the date of the Line of Credit Note and any letter of credit issued under this Agreement, together with any and all amendments, modifications, renewals, extensions, increases, restatements and rearrangements of and substitutions and replacements for, any of the foregoing, a “Letter of Credit” or “Letters of Credit”) for the account of the Borrower in an amount not in excess of the maximum advance that it would then be entitled to obtain under Facility A, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all Letters of Credit plus the aggregate maximum available amount which may be drawn under all Letters of Credit which are outstanding at any time (the “L/C Obligations”), shall not exceed $1,000,000.00, (b) the issuance of any Letter of Credit with an expiration date beyond the maturity date of the Line of Credit Note shall be subject to the approval of the Bank, (c) any Letter of Credit shall be a standby letter of credit and the form of the requested Letter of Credit shall be satisfactory to the Bank, and (d) the Borrower shall have executed an application and reimbursement agreement for any Letter of Credit in a form satisfactory to the Bank. While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a fee for each standby letter of credit that is issued, calculated at the rate of 1.75% per annum (based on a year deemed to be comprised of 360 days, unless the calculation would result in a usurious interest rate, in which case interest will be calculated on the basis of a 365 or 366 day year, as the case may be) of the original maximum amount available of such standby Letter of Credit, with the fee being calculated on the basis of a 360-day year and the actual number of days in the period during which the standby Letter of Credit will be outstanding; provided, however, that such fee shall not be less than the Bank’s standard issuance fee for each Letter of Credit as in effect at the date of issuance of such Letter of Credit. No credit shall be given for fees paid due to early termination of any Letter of Credit. The Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on account of any Letter of Credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Line of Credit Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit. The aggregate principal amount of advances outstanding at any one time under the Line of Credit Note (and any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor) evidencing Facility A plus the aggregate amount of L/C Obligations outstanding at any time (the “Aggregate Outstanding Amount”) shall not exceed the maximum amount of Facility A. If the Aggregate Outstanding Amount still exceeds the maximum amount of Facility A after the Line of Credit Note balance is reduced to zero (that is, L/C Obligations exceed the maximum amount of Facility A), the Borrower shall provide cash collateral to the Bank for the L/C Obligations in an amount sufficient to eliminate the excess. References in this Agreement to the principal amount outstanding under the Credit Facilities shall include L/C Obligations.

2.	Definitions and Interpretations.

2.1	Definitions. As used in this Agreement, capitalized terms not otherwise defined herein shall have the meanings set forth below::

A.“Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered.

B.“Affiliate” means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

C.“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

D.“Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Bank) executing any Credit Facility Related Document or their representatives to execute and deliver the Credit Facility Related Documents and perform the Person’s obligations thereunder.

E.“Capitalized Leases” means, as to any Person, all leases of such Person of real or personal property that in accordance with GAAP are or should be capitalized on the balance sheet of such Persons.  The amount of any Capitalized Lease shall be the capitalized amount thereof as determined in accordance with GAAP.

F.“Collateral” means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

G.“Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

H.“Credit Facilities” means all extensions of credit from the Bank to the Borrower pursuant to this Agreement or the Credit Facility Related Documents, whether now existing or hereafter arising, as more fully described in Section 1, as the same may be modified, amended and/or restated from time to time.

I.“Credit Facility Indebtedness” means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank pursuant to this Agreement or the Credit Facility Related Documents, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from, any monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

J.“Credit Facility Related Documents” means this Agreement, the Notes, Letters of Credit, applications for letters of credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document at any time executed in connection with this Agreement or with any of the Credit Facility Indebtedness.

K.“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

L.“Distributions” means all dividends and other distributions made to any Equity Owners, other than salary, bonuses, and other compensation for services expended in the current accounting period.

M.“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

N.“Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

O.“Event of Default” has the meaning assigned to such term in Section 7.1.

P.“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

Q.“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, department, commission, board, bureau, authority, instrumentality, regulatory body, court or other tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

R.“Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, Sanctions, regulation (or interpretation of any of the foregoing by any Governmental Authority) of any foreign Governmental Authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any Governmental Authority having jurisdiction over the Bank, any Pledgor or any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

S.“Liabilities” means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

T.“Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

U.“Notes” means all promissory notes, instruments and/or contracts now or hereafter evidencing the Credit Facilities.

V.“Obligor” means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

W.“Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

X.“Permitted Encumbrances” means:  (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 4.2; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith and have been properly reflected on the applicable obligor’s books and, at the Bank’s request, such obligor has pledged or reserved adequate funds or security to insure payment; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment Liens not otherwise constituting an Event of Default; (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower; (g) existing Liens not required to be released under Section 3.1.C below; (h) Liens created on assets at the time such assets are acquired, including through the use of Capitalized Leases; provided such asset is acquired in the ordinary course of the Borrower’s business and the Lien does not encumber any assets other than the assets subject to such Lien at the time such assets are acquired and does not exceed the cost to the Borrower of the assets acquired; and (i) Liens to the Bank.  Notwithstanding the foregoing, the term “Permitted Encumbrances” shall in no event include any Lien on the Borrower’s Accounts.

Y.“Permitted Investments” means (1) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (2) fully insured (if issued by a bank other than the Bank) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $500,000,000.00; (3) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service; and (4) to the extent not already included in subparts (1) through (3) above, investments of made under the Borrower’s investment policy as in existence as of the date of this Agreement consisting of (W) long-term bank obligations rated “A2/A” or better, (X) corporate obligations rated “A2/A” or better, (Y) short-term bank obligations rated “A1/P1” or better, and (Z) commercial paper rated “A1/P1” or better.

Z.“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign Governmental Authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

AA.“Pledgor” means any Person providing Collateral.

BB.“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

CC.“Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

DD.“Related Documents” means this Agreement the other Credit Facility Related Documents together with all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document at any time executed in connection with this agreement or with any of the Liabilities.

EE.“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

FF.“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

GG.“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

HH.“Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

2.2

Interpretations. Whenever possible, each provision of the Credit Facility Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this Agreement cannot be enforced, the remaining portions of this Agreement shall continue in effect. In the event of any conflict or inconsistency between this Agreement and the provisions of any other Credit Facility Related Documents, the provisions of this Agreement shall control. Use of the term “including” does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Bank’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this Agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Whenever the Bank’s determination, consent, approval or satisfaction is required under this Agreement or the other Credit Facility Related Documents or whenever the Bank may at its option take or refrain from taking any action under this Agreement or the other Credit Facility Related Documents, the decision as to whether or not the Bank makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Bank, and the Bank’s decision shall be final and conclusive.

3.	Conditions Precedent to Extensions of Credit.

3.1

Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this Agreement and any initial advance under any of the Credit Facilities, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A.Loan Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements and any other documents which the Bank may reasonably require to give effect to the transactions described in this Agreement or the other Credit Facility Related Documents;

B.Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Persons (other than the Bank) executing the Credit Facility Related Documents in form and substance reasonably satisfactory to the Bank that at a minimum: (i) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Bank) that is a party to this Agreement or any other Credit Facility Related Document; (ii) evidence that each Person (other than the Bank) which is a party to this Agreement or any other Credit Facility Related Document has the power and authority to enter into the transactions described therein; and (iii) evidence that the Person signing on behalf of each Person that is a party to the Credit Facility Related Documents (other than the Bank) is duly authorized to do so; and

C.Liens. (i) The termination of all Liens on the Borrower’s Accounts and (ii) the termination, assignment or subordination, as determined by the Bank, of all Liens on the Borrower’s inventory, general intangibles, equipment, investment property (as all of the foregoing terms are defined in the Uniform Commercial Code as adopted in the State of Washington) and all other personal property used in the Borrower’s business in favor of any secured party other than Permitted Encumbrances.

3.2

Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this Agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A.Representations. The representations of the Borrower and any other parties, other than the Bank, in the Credit Facility Related Documents are true in all material respects (without duplication of materiality qualifiers) on and as of the date of the request for and funding of the extension of credit, except to the extent any such representation expressly speaks solely to an earlier date;

B.No Event of Default. No default, event of default or event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, has occurred in any provision of this Agreement, the Notes or any other Credit Facility Related Documents and is continuing or would result from the extension of credit;

C.Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request.  For purposes of clarity and not limitation of this provision, in the event and during such period as the Borrower is required to grant a perfected first lien security interest to the Bank as set out below, such security interest shall have been granted and perfected to the Bank’s satisfaction prior to any further extension of credit under this Agreement; and

D.No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1

Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be reasonably satisfactory to the Bank, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2

Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank’s request, adequate funds or security has been pledged or reserved to insure payment.

4.3	Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

4.4

Inspection. Permit the Bank, its agents and designees to: (a) inspect and photograph its Property, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower’s or its Subsidiaries’ officers and accountants, at times and intervals as the Bank reasonably determines; (b) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral; and (c) during the continuation of a Default or Event of Default, confirm with any Person any obligations and liabilities of the Person to the Borrower or its Subsidiaries. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit in a reasonable manner, and will work with the Bank to mitigate disruption to Borrower’s business operations. The Borrower will pay the Bank the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by the Bank for asset reviews) promptly after receiving the invoice therefor; provided, however, that in the absence of a Default or an Event of Default, the Bank shall be permitted one inspection and/or Collateral audit per year at the Borrower’s expense; any additional inspections shall be at the Bank’s expense.  During the continuation of any Default or Event of Default, all inspections under this Section shall be at the Borrower’s expense.

4.5	Financial Reports. Furnish to the Bank whatever information, statements, books and records the Bank may from time to time reasonably request, including at a minimum:

A.Within forty-five (45) days after and as of the end of each of its fiscal quarters, the consolidated unaudited financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including an unaudited balance sheet as of the end of that period, and unaudited income statement for that period, and, if requested at any time by the Bank, unaudited statements of cash flow and retained earnings for that period, all certified as correct by one of its authorized officers.

B.Within one hundred and twenty (120) days after and as of the end of each of its fiscal years, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be audited by an independent certified public accountant of recognized standing satisfactory to the Bank.

C.Within forty-five (45) days after and as of the end of each fiscal quarter, a list of Accounts, aged from date of invoice and certified as correct by one of the Borrower’s authorized agents.

D.In connection with the delivery of financial statements pursuant to clauses 4.5(A) and 4.5(B), a Compliance Certificate in the form attached to this Agreement, certified and executed by Borrower’s chief financial officer, or other officer or an individual satisfactory to the Bank. In the event of a conflict between this Agreement and the Compliance Certificate, the terms of this Agreement shall control.

E.Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Bank may reasonably request.

Documents required to be delivered pursuant to Sections 4.5A and 4.5B above (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on the Borrower’s most recent compliance certificate delivered in accordance with Section 4.5D above or otherwise provided in writing to the Bank; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Bank has access (whether a commercial, third‑party website or whether sponsored by the Bank); provided that: (x) the Borrower shall deliver paper copies of such documents to the Bank upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Bank and (y) the Borrower shall notify the Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Bank by electronic mail electronic versions (i.e., soft copies) of such documents.

4.6

Notices of Claims, Litigation, Defaults, Etc. Promptly inform the Bank in writing of: (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could reasonably be expected to materially affect its business, assets, affairs, prospects or financial condition; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of its businesses; and (6) any alleged breach by the Bank of any provision of this Agreement or of any other Credit Facility Related Document.

4.7

Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between it and any other Person, except to the extent any such noncompliance could not reasonably be expected to materially affect its business, assets, affairs, prospects or financial condition.

4.8

Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them; provided, however, that this provision shall not prohibit (i) dispositions of assets in the ordinary course of the Borrower’s and its Subsidiaries’ business, (ii) the sale of worn, obsolete or unused Properties, (iii) the sale of assets by a Subsidiary of the Borrower to the Borrower in an amount not exceeding $1,000,000 in any fiscal year or $5,000,000 over the life of this Agreement, and (iv) other asset sales not exceeding $1,000,000 in any fiscal year or $5 million over the life of this Agreement; provided that all such sales shall be made for fair value.

4.9	Grant of Lien; Additional Assurances.

A.In the event that the Borrower’s Liquidity (as defined below) falls below $12,000,000.00 at any time, promptly make, execute and deliver to the Bank such security agreements, pledge agreements, financing statements, subordination agreements and any other documents which the Bank may reasonably require for the Borrower to grant and to perfect a first lien security interest in favor of the Bank in all of the Borrower’s accounts, inventory, general intangibles, equipment, investment property (as all of the foregoing terms are defined in the Uniform Commercial Code as adopted in the State of Washington) and all other personal property used in the Borrower’s business, then owned or thereafter acquired or created.  Once granted, such security interest shall not be released during the term of the Credit Facilities notwithstanding the Borrower’s Liquidity rising above the threshold set out above except in the sole discretion of the Bank; if released, such Collateral may be required by the Bank at any future time the Borrower’s Liquidity (as defined below) falls below $12,000,000.00.

B.Notwithstanding anything to the contrary contained herein or in any Credit Facility Related Document, in the event the Borrower is required to grant a first lien security interest to the Bank pursuant to Section 4.9A, such Collateral shall not include (i) any rights or interest in any contract, lease, permit, license, charter or license agreement covering property of any nature of the Borrower if the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained; provided, that, the foregoing exclusions of this clause (i) shall in no way be construed to limit, impair or otherwise affect the Bank’s continuing security interests in and liens upon any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, license, or agreement); (ii) any “intent to use” application for a trademark if such application (or any registration issuing therefrom) would be deemed invalid, unenforceable, void, cancelled or abandoned due to the grant of a Lien thereon; provided that such exclusion shall not otherwise preclude a security interest in any trademark derived from such application; (iii) any equity or other ownership interests of the Borrower in any direct or indirect foreign subsidiary of the Borrower to the extent that such security interest is prohibited by law; and (iv) any equipment or goods that is subject to a “purchase money security interest” permitted pursuant to the definition of “Permitted Encumbrances” above.

C.Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Credit Facility Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facilities or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Credit Facility Related Documents.

4.10	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance with all Legal Requirements.

4.11	Banking Relationship. Establish and maintain its primary banking depository and disbursement relationship with the Bank.

4.12

Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.	Negative Covenants.

5.1

Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

A.Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, return any contribution to an Equity Owner or, other than stock dividends and dividends paid to the Borrower, declare or pay any Distributions; provided, however, that if there is no existing Default or Event of Default under this Agreement or any other Credit Facility Related Document and to do so will not cause a Default or Event of Default under this Agreement or any other Credit Facility Related Document, the Borrower may pay Distributions to its Equity Owners.

B.Other Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under Capitalized Leases or operating leases (including with regard to any guaranty of any of the foregoing), other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in its latest financial statement furnished to the Bank prior to execution of this Agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, (4) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities, (5) intercompany indebtedness between the Borrower and its Subsidiaries in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding, and (6) additional indebtedness for borrowed money, installment obligations and obligations under Capitalized Leases or purchase money indebtedness not to exceed $500,000 in the aggregate at any one time outstanding.

C.Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business or to the extent otherwise permitted by Section 5.2B above.

D.Liens. Create or permit to exist any Lien on any of its Property other than Permitted Encumbrances.

E.Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (1) any personal, family or household purpose; (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U; or (3) to make loans or advances to or for the benefit of one or more Subsidiaries. At the Bank’s request, it will furnish a completed Federal Reserve Board Form U-1. Request any Credit Facility or use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, by the Borrower or any of its Subsidiaries or its or their respective directors, officers, employees and agents: (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

F.Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other Person, change its name, dissolve, or sell any assets out of the ordinary course of business; provided, however, that neither the merger of a Subsidiary into the Borrower nor distribution of all of a Subsidiary’s assets to the Borrower shall be a violation of this provision except to the extent it violates some other provision of this Agreement; (3) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person; or (4) without 30 days prior written notice to the Bank, change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses.

G.Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired.

H.Conflicting Agreements. Enter into any agreement the default of which could reasonably expected to materially affect the Borrower’s business, assets, affairs, prospects or financial condition containing any provision which would be violated or breached by the performance of its obligations under this Agreement or any of the other Related Documents.

I.Limitation on Loans, Advances to and Investments in Others and Receivables from Others. Purchase, hold or acquire any Equity Interest or evidence of indebtedness of, make or permit to exist any loans or advances to, permit to exist any receivable from, or make or permit to exist any investment or acquire any interest whatsoever in, any Person, except: (1) extensions of trade credit to customers in the ordinary course of business on ordinary terms; (2) Permitted Investments; and (3) loans, advances, investments and receivables existing as of the date of this Agreement that have been disclosed to and approved by the Bank in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities; (4) investments existing on the date of this Agreement in Subsidiaries of the Borrower, (5) loans or advances to, or receivables from, any Subsidiary of the Borrower in an aggregate principal amount not to exceed an aggregate amount of $2,000,000 at any one time outstanding, and (6) other investments not permitted by the foregoing subparts or Section 5.2M not exceeding an aggregate of $500,000 at any one time in existence.

J.Organizational Documents. Without 30 days prior written notice to the Bank, alter, amend or modify any of its Organizational Documents.

K.Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

L.Subsidiaries. Form, create or acquire any Subsidiary or Subsidiaries not in existence at the date of this Agreement requiring an investment or expenditure of $2,000,000 or more in the aggregate during the term of this Agreement.

5.3	Financial Covenants. Without the written consent of the Bank, the Borrower will not:

A.Interest Coverage. Permit its Interest Coverage Ratio as of the end of any Test Period to be less than 3.00 to 1.00. As used in this subsection, the term “Interest Coverage Ratio” means its ratio of (i) net income, before interest expense and cash income tax expense, to (ii) interest expense. As used in this subsection, the term “Test Period” means each period of four consecutive fiscal quarters.

B.Liquidity. Permit at any time its Liquidity to be less than $10,000,000.00. As used in this subsection, the term “Liquidity” means its total of cash and marketable securities.

C.Asset Coverage.  Permit at any time Asset Coverage to be less than $0.00.  For purposes of this calculation, “Asset Coverage” means the amount reflecting (i) 75% of the book value of all Accounts then outstanding and owed by account debtors which are residents of the United States plus (ii) 50% of the net book value of the Borrower’s fixed assets less (iii) the amount of Funded Debt.  As used in this subsection, the term “Funded Debt” means total liabilities for borrowed money (whether in the form of direct loans or Capitalized Leases) and purchase money indebtedness and guarantees of such indebtedness excluding for clarity’s sake (1) accounts arising from the purchase of goods and services in the ordinary course of business, (2) accrued expenses or losses, and (3) deferred revenues or gains, all computed as of the end of the relevant fiscal quarter.

5.4

Financial Statement Calculations. The financial covenant(s) set forth in Section 5.3 entitled “Financial Covenants” or in any subsection thereof shall, except as may be otherwise expressly provided with respect to any particular financial covenant, be calculated on the basis of the Borrower’s financial statements prepared on a consolidated basis with its Subsidiaries in accordance with GAAP. Except as may be otherwise expressly provided with respect to any particular financial covenant, if any financial covenant states that it is to be tested with respect to any particular period of time (which may be referred to therein as a “Test Period”) ending on any test date (e.g., a fiscal month end, fiscal quarter end, or fiscal year end), then compliance with that covenant shall be required commencing with the period of time ending on the first test date that occurs after the date of this Agreement (or, if applicable, of the amendment to this Agreement which added or amended such financial covenant).

6.	Representations.

6.1

Representations and Warranties by the Borrower. To induce the Bank to enter into this Agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this Agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is true and correct: (a) its principal residence or chief executive office is at the address shown above, (b) its name as it appears in this Agreement is its exact name as it appears in its Organizational Documents, (c) the execution and delivery of this Agreement and the other Credit Facility Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person, (d) this Agreement and the other Credit Facility Related Documents have been duly authorized, executed and delivered by all parties thereto (other than the Bank) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (e) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Credit Facility Indebtedness are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates in accordance with GAAP, including contingent liabilities of every type required to be reported on such financial statements, which financial condition has not changed materially and adversely since those dates, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened against it, and no other event has occurred which in any one case or in the aggregate could reasonably be expected to materially adversely affect it or any of its Subsidiaries’ financial condition, properties, business, affairs or operations, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (g) all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided, (h) it is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (i) to the Borrower’s actual knowledge, there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this Agreement or the Credit Facilities, (j) it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (k) the execution and delivery of this Agreement and the other Credit Facility Related Documents to which it is a party and the performance of the obligations they impose, if the Borrower is other than a natural Person (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs.

6.2

Representations and Warranties Regarding Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No advance, letter of credit, use of proceeds or other transaction contemplated by the Credit Facilities will violate Anti-Corruption Laws or applicable Sanctions.

7.	Default/Remedies.

7.1	Events of Default/Acceleration. If any of the following events occurs (each, an “Event of Default”), the Notes shall become due immediately, without notice, at the Bank’s option:

A.Any Obligor fails to pay (i) within three (3) days of the due date therefor, any Credit Facility Indebtedness consisting of interest or fees; (ii) when due, any Credit Facility Indebtedness consisting of principal amounts, in each case under this Agreement, any Note, any other Credit Facility Related Document; or (iii) when due (taking into account any applicable contractual grace period then in effect) any other Liabilities or any other debt owed to the Bank or an Affiliate of the Bank, or any other amount payable with respect to any of the Liabilities, or under any other Related Document, or any agreement or instrument evidencing other debt to the Bank or any Affiliate of the Bank.

B.Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Credit Facility Related Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Credit Facility Related Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made or shall become untrue in violation of Section 8.7 below;

C.The Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 4.2 [Existence] (with respect to such entity’s existence), 4.6(6) [notice of breach of Credit Facility Related Documents] or in Section 5 [Negative Covenants];

D.The Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Credit Facility Related Document (other than those specified in clauses A, B or C above), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of Borrower’s or any Subsidiary’s knowledge of such breach or notice thereof from the Bank if such breach relates to terms or provisions of Section 4.1 [Insurance], 4.2 [Existence] (other than with respect to such entity’s existence), 4.3 [Financial Records], 4.5 [Financial Reports], 4.6 [Notices of Claims, Litigation, Defaults, Etc.] (other than Section 4.6(6)), 4.7 [Other Agreements], 4.9 [3.94.9Grant of Lien; Additional Assurances], or 4.12 [Compliance with Anti-Corruption Laws and Sanctions] of this Agreement or (ii) 15 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement or of any other Loan Document;

E.Except as described in Sections 7.1 A. through D. above, any Obligor or any Pledgor: (i) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare debt in an outstanding amount of greater than $100,000 in the aggregate due before its stated maturity.

F.In the event (i) any Obligor terminates or revokes or purports to terminate or revoke its guaranty of any of the Credit Facility Indebtedness or any Obligor’s guaranty of any of the Credit Facility Indebtedness becomes unenforceable in whole or in part, (ii) any Obligor fails to perform promptly under its guaranty of any of the Credit Facility Indebtedness, or (iii) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns.

G.Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.

H.An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or any of its Subsidiaries or any Pledgor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

I.Any Obligor or any of its Subsidiaries or any Pledgor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause E of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due.

J.Any Obligor or any of its Subsidiaries, without the Bank’s written consent or as expressly permitted in this Agreement: (i) liquidates or is dissolved; (ii) merges or consolidates with any other Person; (iii) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (iv) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (v) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.

K.(i) One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Obligor, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor or any Subsidiary to enforce any such judgment or any Obligor or any Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a materially adverse effect on its business, assets, affairs, prospects or financial condition, which judgments or orders, in any such case, are not stayed on appeal and being appropriately contested in good faith by proper proceedings diligently pursued or (iii) any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral or Property which may be required to become Collateral pursuant to the terms of this Agreement.

L.Except as permitted by the terms of the relevant security agreement, (i) any security agreement shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Credit Facility Indebtedness at such time as they are required to be secured pursuant to this Agreement shall cease to be a perfected, first priority Lien.

M.Any material provision of any Credit Facility Related Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Obligor shall challenge the enforceability of any Credit Facility Related Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Credit Facility Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

N.Any material adverse change occurs in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (ii) any Obligor’s or Pledgor’s ability to perform its obligations under the Related Documents; or (iii) the Collateral or Property which may be required to become Collateral pursuant to the terms of this Agreement.

7.2

Remedies. At any time after the occurrence of a default (other than an Event of Default described in clauses E or F of Section 7.1), and at any time thereafter during the continuance of such event, the Bank may, by written notice to the Borrower, do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Bank evidenced by any of the Notes, this Agreement; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise; and in the case of any event with respect to the Borrower described in clause E or F of Section 7.1, any commitment of the Bank evidenced by any of the Notes or this Agreement shall automatically terminate and the principal of the Credit Facilities then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of an Event of Default hereunder, the Bank may increase the rate of interest applicable to the Credit Facilities and other Credit Facility Indebtedness as set forth in this Agreement and exercise any rights and remedies provided to the Bank under the Related Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

A.Generally. The rights of the Bank under this Agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each Obligor agrees to stand still with regard to the Bank’s enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank’s rights to realize on any Collateral.

B.Bank’s Right of Setoff. The Borrower grants to the Bank a security interest in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by any Legal Requirement); (b) the term “Securities and Other Property” means any and all securities and other personal Property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective Subsidiaries and Affiliates (other than Property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

8.	Miscellaneous.

8.1

Notice. Any notices and demands under or related to this Agreement shall be in writing and delivered to the intended party at its address stated in this Agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this Agreement, by one of the following means: (1) by hand; (2) by a nationally recognized overnight courier service; or (3) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2

Statements. The Bank may from time to time provide the Borrower with account statements or invoices with respect to any of the Liabilities (“Statements”). The Bank is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Liabilities. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Bank of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Bank’s right to receive payment in full at another time.

8.3

No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.4

Integration; Severability. This Agreement, the Notes, and the other Credit Facility Related Documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this Agreement, the Notes, or the other Credit Facility Related Documents or any provision thereof is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower and the remaining provisions shall not in any way be affected or impaired; and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such obligations or provisions in any other jurisdiction.

8.5	Joint and Several Liability. Each party executing this Agreement as the Borrower is individually, jointly and severally liable under this Agreement.

8.6

Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Agreement may be brought by the Bank in any state or federal court located in the State of Washington, as the Bank in its sole discretion may elect. By the execution and delivery of this Agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Washington is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.7

Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this Agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this Agreement or in any of the other Credit Facility Related Documents. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this Agreement; all representations and warranties shall be continuing in nature at all times while the Credit Facilities or any amount thereunder remains outstanding.

8.8

Non-Liability of the Bank. The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

8.9

Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all documented loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, reasonable and documented attorneys’ fees (including the reasonable and documented fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Credit Facility Indebtedness under this Agreement or any other Credit Facility Related Documents or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this Agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.10

Counterparts. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.11

Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this Agreement and any other Credit Facility Related Documents.

8.12

Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or Governmental Authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

8.13

Expenses. To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this Agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable and documented costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, amendment, modification, supplementing and waiver of this Agreement and the Credit Facility Related Documents, the making, servicing and collection of the Credit Facilities and the realization on any Collateral and any other amounts owed under this Agreement or the Credit Facility Related Documents, including without limitation reasonable and documented attorneys’ fees  and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding involving any Obligor, Pledgor, or Property of any Obligor, Pledgor, or Collateral. The obligations of the Borrower under this section shall survive the termination of this Agreement.

8.14

Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Credit Facility Indebtedness, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this Agreement and the Notes shall continue to be effective or shall be reinstated, as the case may be, even if all the Credit Facility Indebtedness has been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Credit Facility Indebtedness or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this Agreement.

8.15

Assignments. The Borrower agrees that the Bank and its Affiliates may at any time work together and share any information about the Borrower and its Affiliates and their relationships with the Bank or any of its Affiliates or their successors, with and among the Bank or any of its Affiliates or their successors, or any purchaser or potential purchaser of any of the Notes or the other Liabilities, or any representative of any of the parties described in this sentence. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank.

8.16

Waivers. To the maximum extent not prohibited by applicable Legal Requirements, each Obligor waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding any Person, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against the Borrower, any other Obligor or any Collateral, or pursue any remedy in the Bank’s power to pursue; (c) any defense based on any claim that any Obligor’s obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any Obligor or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities or any of them; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes or any other Credit Facility Related Document is effective unless it is in writing and signed by the Person against whom it is being enforced.

8.17	Time is of the Essence. Time is of the essence under this Agreement and in the performance of every term, covenant and obligation contained herein.

8.18

Confidentiality. The Bank agrees that it will treat information provided by the Borrower or its representatives to the Bank (the “Information”) as confidential; provided, however, that the Bank may disclose the Information (a) to its Affiliates and its and its Affiliates’ directors, employees, officers, auditors, consultants, agents, counsel and advisors (such Affiliates and such Persons collectively, “Representatives”), it being understood that its Representatives shall be informed by the Bank of the confidential nature of such Information and be instructed to comply with the terms of this section to the same extent as is required of the Bank hereunder; (b) in response to a subpoena or other legal process, or as may otherwise be required by law, order or regulation, or upon the request or demand of any governmental or regulatory agency or authority having jurisdiction over the Bank or its Representatives or to defend or prosecute a claim brought against or by the Bank and/or its Representatives; (c) to actual and prospective assignees, actual and prospective participants, and actual and prospective swap counterparties, provided that all such participants, assignees or swap counterparties execute an agreement with the Bank containing provisions substantially the same as those contained in this section; (d) to holders of Equity Interests in the Borrower, other than holders of any Equity Interest in a publicly traded company; (e) to any Obligor; and (f) with the Borrower’s consent. The restrictions contained in this section shall not apply to Information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Bank or its Representatives in breach of this section, or (ii) becomes available to the Bank or its Representatives from a source, other than the Borrower or one of its agents, who is not known to the Bank or its Representatives to be bound by any obligations of confidentiality to the Borrower, or (iii) was known to the Bank or its Representatives prior to its disclosure to the Bank or its Representatives by the Borrower or one of its agents or was independently developed by the Bank or its Representatives, or (iv) was or is, after the date hereof, disclosed (or required to be disclosed) by the Borrower to the Bank or any of its Representatives under or in connection with any existing financing relationship between the Borrower and the Bank or any of its Representatives, the disclosure of which shall be governed by the agreements executed in connection with such financing relationship. Any Person required to maintain the confidentiality of the Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.

WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

10.1

JURY WAIVER. TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER CREDIT FACILITY RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Address(es) for Notices:		Borrower:
110 110th Ave NE Bellevue, WA 98004		BSQUARE CORPORATION
Attn:	Cy Hersch, Legal Counsel	By:	/s/ Jerry D. Chase
			Jerry D. Chase	CEO
			Printed Name	Title
		Date Signed:	September 22, 2015

		By:	/s/ Martin L. Heimbigner

	Martin L. Heimbigner	CFO
	Printed Name	Title
Date Signed:	September 22, 2015

Address for Notices:	Bank:
1301 2nd Ave Seattle, WA 98101	JPMorgan Chase Bank, N.A.
Attn:	By:	/s/ Megan S. Ackaert
		Megan S. Ackaert	Vice President
		Printed Name	Title
	Date Signed:	September 22, 2015

COMPLIANCE CERTIFICATE

To:	JPMorgan Chase Bank, N.A.

This Compliance Certificate (“Certificate”), for the period ended ________________ ______, 20______, is furnished pursuant to that certain Credit Agreement dated as of September 22, 2015 (as amended, modified, renewed or extended from time to time, the “Agreement”) among BSQUARE CORPORATION (the “Borrower”), and JPMorgan Chase Bank, N.A. (the “Bank”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE BORROWER AND NOT IN ANY INDIVIDUAL CAPACITY, THAT:

1.I am the                                           of the Borrower and I am authorized to deliver this Certificate on behalf of the Borrower and its Subsidiaries;

2.I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the compliance of the Borrower and its Subsidiaries with the Agreement during the accounting period covered by the attached financial statements (the “Relevant Period”);

3.The attached financial statements of the Borrower and, as applicable, its Subsidiaries and/or Affiliates for the Relevant Period: (a) have been prepared on an accounting basis (the “Accounting Method”) consistent with the requirements of the Agreement and, except as may have been otherwise expressly agreed to in the Agreement, in accordance with GAAP consistently applied, and (b) to the extent that the attached are not the Borrower’s annual fiscal year end statements, are subject to normal year-end audit adjustments and the absence of footnotes;

4.The examinations described in paragraph 2 did not disclose and after appropriate inquiry, I have no actual knowledge of, except as set forth below, (a) the existence of any condition or event which constitutes a default or an event of default under the Agreement or any other Credit Facility Related Document during or at the end of the Relevant Period or as of the date of this Certificate, or which would, subject to the giving of notice or the lapse of time or both, constitute a default or event of default under the Agreement or any other Credit Facility Related Document during or at the end of the Relevant Period or as of the date of this Certificate or (b) any change in the Accounting Method or in the application thereof that has occurred since the date of the annual financial statements delivered to the Bank in connection with the closing of the Agreement or subsequently delivered as required in the Agreement;

5.I hereby certify that, except as set forth below, no Obligor has, if applicable, changed its (i) name, (ii) chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) state of incorporation or organization;

6.Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct within tolerances which would be permitted under GAAP; and

7.Described below are the exceptions, if any, referred to in paragraph 4 hereof by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) change in the Accounting Method or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this        day of                         ,            .

BSQUARE CORPORATION

By:

Name:

Title:

Schedule I to Compliance Certificate for BSQUARE CORPORATION

Financial Covenants

Compliance as of _________________, 20___ (the “Compliance Test Date”) with certain covenants contained in the Agreement and

supporting calculations attached hereto

4.9Grant of Lien

A.	In the event that the Borrower’s Liquidity falls below $12,000,000.00, promptly grant and perfect Collateral.

As of the Compliance Test Date shown above, the Liquidity is $_____________________

Compliance as of the Compliance Test Date shown above:      [__] Yes     [__] No

5.3Financial Covenants. Without the written consent of the Bank, the Borrower will not:

A.Interest Coverage. Permit its Interest Coverage Ratio as of the end of any Test Period to be less than 3.00 to 1.00.

As of the Compliance Test Date shown above, the Interest Coverage Ratio is ______.___ to 1.00

Compliance as of the Compliance Test Date shown above:      [__] Yes     [__] No

B.Liquidity. Permit at any time its Liquidity to be less than $10,000,000.00.

As of the Compliance Test Date shown above, the Liquidity is $_____________________

Compliance as of the Compliance Test Date shown above:      [__] Yes     [__] No

C.Asset Coverage.  Permit at any time its Asset Coverage to be less than $0.00.

As of the Compliance Test Date shown above, the Asset Coverage is $________________

Compliance as of the Compliance Test Date shown above:      [__] Yes     [__] No